Exhibit 3.2

CERTIFICATE OF ELIMINATION

OF

4.25% CONVERTIBLE PERPETUAL PREFERRED STOCK

OF

CELANESE CORPORATION

(Pursuant to Section 151(g) of the

Delaware General Corporation Law)

Celanese Corporation, a Delaware corporation (the “Company”), does hereby certify that the following resolutions respecting the 4.25% Convertible Perpetual Preferred Stock were duly adopted by the Company’s Board of Directors:

NOW, THEREFORE, BE IT RESOLVED, that no shares of the Company’s 4.25% Convertible Perpetual Preferred Stock are outstanding and that no shares of the 4.25% Convertible Perpetual Preferred Stock will be issued subject to the Certificate of Designations previously filed with respect to the 4.25% Convertible Perpetual Preferred Stock;

RESOLVED FURTHER, that each officer of the Company (whether acting alone or together with any other officer) is hereby authorized, in the name and on behalf of the Company, to file with the Secretary of State of the State of Delaware a Certificate of Elimination pursuant to Section 151(g) of the Delaware General Corporation Law setting forth these resolutions in order to eliminate from the Company’s Second Amended and Restated Certificate of Incorporation all matters set forth in the Certificate of Designations with respect to the 4.25% Convertible Perpetual Preferred Stock; and

RESOLVED FURTHER, that when such Certificate of Elimination setting forth these resolutions becomes effective, it shall have the effect of eliminating from the Company’s Second Amended and Restated Certificate of Incorporation all matters set forth in the Certificate of Designations with respect to the 4.25% Convertible Perpetual Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be executed by its duly authorized officer on the date set forth below.

CELANESE CORPORATION

By:	/s/ ASHLEY B. DUFFIE
Name:	Ashley B. Duffie
Title:	Senior Vice President, General Counsel and Corporate Secretary
Date:	May 15, 2025